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                                               July 23, 2001

Putnam Investment Grade Municipal Trust II
One Post Office Square
Boston, MA  02109

Putnam Investment Grade Municipal Trust III
One Post Office Square
Boston, MA  02109

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") in the form attached as Appendix A to the Combined Prospectus/Proxy Statement (the "Prospectus/Proxy") dated as of April 6, 2001, between Putnam Investment Grade Municipal Trust II (the "Acquiring Fund"), a Massachusetts business trust, and Putnam Investment Grade Municipal Trust III ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Merger Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Merger Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g) and 9(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a leveraged closed-end management investment company. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is registered under the 1940 Act as a leveraged closed-end management investment company. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy relating to the Transaction, which will be furnished to Target Fund's shareholders in connection with the Transaction, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

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       Based on our review of the documents and items referred to above, and conditioned on (1) the foregoing Representations being true on the Exchange Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

(i) The acquisition by Acquiring Fund of substantially all of the assets of Target Fund solely in exchange for Merger Shares and the assumption by Acquiring Fund of liabilities of Target Fund followed by the distribution by Target Fund to its shareholders of Merger Shares in complete liquidation of Target Fund, all pursuant to the plan of reorganization, constitutes a reorganization within the meaning of
       Section 368(a) of the Code and Target Fund and Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

(ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

(iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Merger Shares by Target Fund to its shareholders in liquidation;

(vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Merger Shares;

(vii) The aggregate basis of Merger Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) A Target Fund shareholder's holding period for his or her Merger
       Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

                                  Very truly yours,

                                  /s/ Ropes & Gray

                                  Ropes & Gray